Report of Independent Auditors

The Board of Directors
MobileMedia Communications, Inc.

     We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.


                                                               ERNST & YOUNG LLP

MetroPark, New Jersey

February 12, 1999, except for the eighth and ninth paragraphs of
  Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                     December 31,
                                                                                  -------------------
                                                                                  1997           1998
                                                                                  ----           ----
                                   ASSETS
Current assets
    Cash and cash equivalents.............................................    $   10,920     $    1,218
    Accounts receivable (less allowance for uncollectible accounts of
      $26,500 and $15,000 in 1997 and 1998, respectively).................        55,432         38,942
    Inventories...........................................................           868          2,192
    Prepaid expense.......................................................         5,108          5,523
    Other current assets..................................................         2,783          4,855
                                                                              ----------     ----------
        Total current assets..............................................        75,111         52,730
                                                                              ----------     ----------
Investment in net assets of equity affiliate..............................         1,788          1,400
Property and equipment, net...............................................       257,937        219,642
Intangible assets, net....................................................       295,358        266,109
Other assets..............................................................        24,940         21,573
                                                                              ----------     ----------
        Total assets......................................................    $  655,134     $  561,454
                                                                              ==========     ==========

                   LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
     Debtor-In-Possession (DIP) credit facility...........................    $   10,000     $       --
     Accrued restructuring costs..........................................         4,897          5,163
     Accrued wages, benefits and payroll..................................        11,894         12,033
     Accounts payable--post petition......................................         2,362          1,703
     Accrued interest.....................................................         4,777          3,692
     Accrued expenses and other current liabilities.......................        35,959         35,735
     Current Income Taxes Payable.........................................            --          2,871
     Advance billing and customer deposits................................        34,252         28,554
     Deferred gain on tower sale..........................................            --         68,444
                                                                              ----------     ----------
       Total liabilities not subject to compromise........................       104,141        158,195
                                                                              ----------     ----------
Liabilities subject to compromise
     Accrued wages, benefits and payroll taxes............................           562            647
     Accrued interest.....................................................        18,450         17,579
     Accounts payable--pre petition.......................................        19,646         15,410
     Accrued expenses and other current liabilities.......................        20,663         15,285
     Debt.................................................................     1,075,681        905,681
     Other liabilities....................................................         2,915             --
                                                                              ----------     ----------
       Total liabilities subject to compromise............................     1,137,917        954,602
                                                                              ----------     ----------
     Deferred tax liabilities.............................................         2,655          2,655
Stockholders' deficit
     Common stock (1 share, no par value, issued and outstanding at
     December 31, 1997 and 1998)..........................................            --             --
     Additional paid-in-capital...........................................       676,025        676,025
     Accumulated deficit--pre petition....................................    (1,154,420)    (1,154,420)
     Accumulated deficit--post petition...................................      (111,184)       (75,603)
                                                                              ----------     ----------
        Total stockholders' deficit.......................................      (589,579)      (553,998)
        Total liabilities and stockholders' deficit.......................    $  655,134     $  561,454
                                                                              ==========     ==========

                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)


                                                                              Year Ended December 31,
                                                                      -------------------------------------
                                                                          1996         1997         1998
                                                                      -----------    ---------    ---------
Revenue
     Services, rents and maintenance ..............................   $   568,892    $ 491,174    $ 423,059
     Product sales ................................................        71,818       36,218       26,622
                                                                      -----------    ---------    ---------
          Total revenues ..........................................       640,710      527,392      449,681
Cost of products sold .............................................       (72,595)     (35,843)     (22,162)
                                                                      -----------    ---------    ---------
                                                                          568,115      491,549      427,519
Operating expenses
     Services, rents and maintenance ..............................       144,050      139,333      111,589
     Selling ......................................................        96,817       69,544       61,106
     General and administrative ...................................       218,607      179,599      133,003
     Reduction of  liabilities subject to compromise...............            --           --      (10,461)
     Impairment of long-lived assets ..............................       792,478           --           --
     Restructuring costs ..........................................         4,256       19,811       18,624
     Depreciation .................................................       136,434      110,376       86,624
     Amortization .................................................       212,264       29,862       29,835
     Amortization of deferred gain on tower sale ..................            --           --       (1,556)
                                                                      -----------    ---------    ---------
          Total operating expenses ................................     1,604,906      548,525      428,764
                                                                      -----------    ---------    ---------
Operating (loss) ..................................................    (1,036,791)     (56,976)      (1,245)
Other income (expense)
     Interest expense, net ........................................       (92,663)     (67,611)     (53,043)
     Gain on sale of assets .......................................            68            3       94,165
     Other ........................................................            --           --         (338)
                                                                      -----------    ---------    ---------
          Total other expense .....................................       (92,595)     (67,608)      40,784
                                                                      -----------    ---------    ---------
Income (loss) before income taxes (benefit) .......................    (1,129,386)    (124,584)      39,539
Income taxes (benefit) ............................................       (69,442)          --        3,958
                                                                      -----------    ---------    ---------
Net income (loss) .................................................   $(1,059,944)   $(124,584)   $  35,581
                                                                      ===========    =========    =========


                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
       CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                       Additional   Accumulated   Accumulated
                                         Paid in      Deficit       Deficit
                                         Capital   Pre-Petition  Post-Petition    Total
                                         -------   ------------  -------------    -----
Balance at December 31, 1995 ........   $659,829   $   (81,076)   $       0    $   578,753
Capital contribution from MobileMedia     12,800            --           --         12,800
Net loss ............................         --    (1,059,944)          --     (1,059,944)
                                        --------   -----------    ---------    -----------
Balance at December 31, 1996 ........    672,629    (1,141,020)           0       (468,391)
Capital contribution from MobileMedia      3,396            --           --          3,396
Net loss ............................         --       (13,400)    (111,184)      (124,584)
                                        --------   -----------    ---------    -----------
Balance at December 31, 1997 ........    676,025    (1,154,420)    (111,184)      (589,579)
Net income ..........................         --            --       35,581         35,581
                                        --------   -----------    ---------    -----------
Balance at December 31, 1998 ........   $676,025   $(1,154,420)   $ (75,603)   $  (553,998)
                                        ========   ===========    =========    ===========









                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                    Year Ended December 31,
                                                                    -----------------------
                                                                1996         1997         1998
                                                                ----         ----         ----
Operating activities
     Net income (loss) ..................................   $(1,059,944)   $(124,584)   $  35,581
Adjustments to reconcile net loss to net cash provided by
(used in) Operating activities:
     Depreciation and amortization ......................       348,698      140,238      116,459
     Amortization of deferred gain on tower sale ........                                  (1,556)
     Income tax benefit .................................       (69,442)          --           --
     Accretion of note payable discount .................        16,792        1,485           --
     Provision for uncollectible accounts ...............        56,556       65,181       14,841
     Reduction of liabilities subject to compromise .....            --           --      (10,461)
     Recognized gain on sale of tower assets ............            --           --      (94,165)
     Impairment of long-lived assets ....................       792,478           --           --
     Undistributed earnings of affiliate, net ...........           160           69          (87)
Change in operating assets and liabilities:
     Accounts receivable ................................       (55,965)     (53,904)       1,649
     Inventories ........................................         2,433       12,514       (1,324)
     Prepaid expenses and other assets ..................        12,145         (686)         590
     Accounts payable, accrued expenses and other
        liabilities .....................................        13,283      (25,393)      (7,065)
     Net cash provided by (used in) operating activities         57,194       14,920       54,462
                                                            -----------    ---------    ---------
Investing activities:
     Construction and capital expenditures, including net
     changes in pager assets.............................      (161,861)     (40,556)     (53,867)
     Net proceeds from the sale of tower assets .........            --           --      169,703
     Acquisition of businesses ..........................      (866,460)          --           --
                                                            -----------    ---------    ---------
Net cash provided by (used in) investing activities .....    (1,028,321)     (40,556)     115,836
                                                            -----------    ---------    ---------
Financing activities:
     Capital contribution by MobileMedia Corporation ....        12,800        3,396           --
     Payment of debt issue costs ........................        (6,939)          --           --
     Borrowing from revolving credit facilities .........       580,250           --           --
     Repayments on revolving credit facilities ..........            --           --     (170,000)
     Borrowing from DIP credit facilities ...............            --       47,000           --
     Repayments on DIP credit facilities ................            --      (37,000)     (10,000)
                                                            -----------    ---------    ---------
Net cash provided by (used in) financing activities .....       586,111       13,396     (180,000)
                                                            -----------    ---------    ---------
Net (decrease) increase in cash, cash equivalents
  designated and cash designated for the MobileComm
  acquisition ...........................................      (385,016)     (12,240)      (9,702)
Cash and cash equivalents at beginning of period ........       408,176       23,160       10,920
                                                            -----------    ---------    ---------
Cash and cash equivalents at end of period ..............   $    23,160    $  10,920    $   1,218
                                                            ===========    =========    =========

                             See accompanying notes.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   Chapter 11 Reorganization and Basis of Presentation

     On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communication Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

     Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to certain essential vendors.

     Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

     In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of December 31, 1998, approximately 2,400 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of December 31, 1998, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,292 claims filed in an aggregate amount of approximately $114.8 million to an allowed amount of $6.19 million. As of December 31, 1998, the Debtors had also analyzed and resolved an additional 864 proofs of claim, representing an aggregate allowed amount of $8.45 million. The Debtors expect the objection process to continue.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

     In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

     Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc. High Income Portfolio and State Street Research High Income (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

     On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolves the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. In addition, the Stipulation, among other things, establishes a process for the conduct of due diligence and the pursuit of a possible alternative plan proposal by the Objectors (the "Objectors Proposal"), which proposal must be delivered to the Debtors by April 1, 1999 and must (i) be capable of consummation within a reasonable time, (ii) provide for cash payments of approximately $550 million to certain creditors and for a distribution to Class 6 (general unsecured creditors) that is materially greater in value than the distribution under the Plan, (iii) have financing committed or reasonably capable of being committed and (iv) be superior to the Plan (collectively, "the Requirements"). As a result, the Stipulation narrows the scope of the confirmation hearing to essentially one issue (other than the conformity of the Plan with section 1129 of the Bankruptcy Code) -- whether the Objectors Proposal meets the Requirements. In accordance with the terms of the Stipulation, the Confirmation Hearing will resume on April 12, 1999.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

     The consolidated financial statements at December 31, 1996, 1997 and 1998 have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.


2.   The Company and Summary of Significant Accounting Policies

   The Company

     MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

   Consolidation

     The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

   Cash Equivalents

     MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

   Concentrations of Credit Risk

     Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

   Inventories

     MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

   Revenue Recognition

     MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

   Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

   Property and Equipment

     Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

     Property and equipment are stated at cost, less accumulated depreciation.

     MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

     Expenditures for maintenance are charged to expense as incurred.

     Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

     Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

     Pagers............................       3 years
     Radio transmission equipment......      10 years
     Computer equipment................       4 years
     Furniture and fixtures............       5 years
     Leasehold improvements............    1-10 years
     Buildings.........................      30 years

   Intangible Assets

     Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

   Impairment of Long-Lived Assets

     In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

   Debt Issue Costs

     Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and are being amortized on a straight line basis over the term of the related debt.

   Liabilities Subject to Compromise

     Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 MobileMedia reduced such liabilities by approximately $10,461 to reflect changes in estimated allowed claims.

   Restructuring Costs

     Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

   Income Taxes

     Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

   New Authoritative Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

     In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia intends to adopt SOP 98-5 effective January 1, 1999. The adoption of SOP 98-5 is not expected to have any effect on MobileMedia's financial position or results of operations.


3.   Acquisitions and Divestitures

     On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170.0 million in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

     On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

     The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

     Current assets..............          $55,301
     Property and equipment......          112,986
     Intangible assets...........          934,269
     Other assets................              143
     Liabilities assumed.........         (149,662)
                                         ---------
                                         $ 953,037
                                         =========

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

4.   Property and Equipment

     Property and equipment are summarized as follows:

                                       December 31,
                                       ------------
                                     1997       1998
                                     ----       ----
Pagers .........................   $196,791   $176,610
Radio transmission equipment ...    202,296    203,048
Computer equipment .............     30,896     32,679
Furniture and fixtures .........     20,918     22,019
Leasehold improvements .........     14,652     16,516
Construction in progress .......      1,128     11,624
Land, buildings and other ......      7,911      6,697
                                   --------   --------
                                    474,592    469,193
Accumulated depreciation .......    216,655    249,551
                                   --------   --------
Property and equipment, net....    $257,937   $219,642
                                   ========   ========



5.   Intangible Assets

                                                                December 31,
                                   -----------------------------------------------------------------------
                                                   1997                                1998
                                   ----------------------------------   ----------------------------------
                                    Adjusted    Accumulated              Adjusted   Accumulated
                                      Cost     Amortization     Net        Cost     Amortization     Net
                                      ----     ------------     ---        ----     ------------     ---
FCC Licenses ...................   $ 261,323    $  (8,918)   $252,405   $ 261,523    $ (16,891)   $244,632
Customer lists .................      64,430      (21,477)     42,953      64,430      (42,953)     21,477
                                   ---------    ---------    --------   ---------    ---------    --------
                                   $ 325,753    $ (30,395)   $295,358   $ 325,753    $ (59,844)   $266,109
                                   =========    =========    ========   =========    =========    ========

     MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

6.   Debt

     Debt is summarized as follows:


                                                             December 31,
                                                             ------------
                                                           1997         1998
                                                           ----         ----
DIP credit facility .................................   $   10,000   $     --
Revolving loan ......................................       99,000     72,900
Term loan ...........................................      550,000    406,100
10-1/2% Senior Subordinated Deferred Coupon Notes due
   December 1, 2003 .................................      174,125    174,125
9-3/8% Senior Subordinated Notes due November 1,
   2007 .............................................      250,000    250,000
Dial Page Notes .....................................        1,570      1,570
Note Payable ........................................          986        986
                                                        ----------   --------
     Total debt .....................................   $1,085,681   $905,681
                                                        ==========   ========


         The debt obligations of MobileMedia include:

      1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47 million of borrowings and repaid $37 million under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10 million. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999. Interim approval of this extension was granted by the Bankruptcy Court on March 26, 1999. The interim approval will become final on April 12, 1999 unless objections are filed by April 8, 1999.

      2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

      3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

     4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semiannually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semiannually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

   Interest Expense on Debt

     Interest paid during the years ended December 31, 1996, 1997 and 1998, was $65,978, $70,817, $51,560, respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982,
respectively of which $1,292, $176 and $228 was capitalized.

     Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 would have been approximately $104,152 and $97,776, respectively.

7.   Income Taxes

     The components of income tax benefit (expense) are as follows:

                             Year ended December 31,
                             -----------------------
                             1996    1997     1998
                             ----    ----     ----
Current:
     Federal ...........   $    --   $ --   $(1,757)
     State and local ...        --     --    (2,201)
                           -------   ----   -------
                                             (3,958)
Deferred:
     Federal ...........    52,081     --        --
     State and local ...    17,361     --        --
                           -------   ----   -------
          Total ........   $69,442   $ --   $(3,958)
                           =======   ====   =======


     MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

     A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                           Year ended December 31,
                                                           -----------------------
                                                        1996        1997        1998
                                                        ----        ----        ----
Tax benefit (expense) at federal statutory rate ..   $ 395,285    $ 43,604    $(13,838)
Goodwill and intangible amortization and writedown     (95,362)         --          --
State income taxes ...............................          --          --      (1,783)
Nondeductible expenses ...........................          --          --      (4,765)
Valuation allowance on federal deferred tax assets    (230,481)    (43,604)     16,428
                                                     ---------    --------    --------
    Total ........................................   $  69,442    $     --    $ (3,958)
                                                     =========    ========    ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                                             December 31,
                                                                             ------------
                                                                          1997         1998
                                                                          ----         ----
Deferred tax liabilities:
     Difference in book and tax basis of fixed assets ..............   $  10,206    $  19,974
     Other .........................................................          68           27
                                                                       ---------    ---------
          Deferred tax liabilities .................................      10,274       20,001
Deferred tax assets:
     Tax credit carryforwards ......................................          --        1,757
     Accounts receivable reserves ..................................      10,578        6,000
     Differences between the book and tax basis of intangible assets     128,462      121,526
     Difference between book and tax basis of accrued liabilities ..       5,089        4,794
     Net operating loss carryforward ...............................     161,840      135,458
     Deferred gain on tower sale ...................................          --       27,378
                                                                       ---------    ---------
          Total deferred assets ....................................     305,969      296,913
          Valuation allowances for deferred tax assets .............    (298,350)    (279,567)
                                                                       ---------    ---------
          Deferred tax assets ......................................       7,619       17,346
                                                                       =========    =========
          Net deferred tax liabilities .............................   $   2,655    $   2,655
                                                                       =========    =========


     As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

     MobileMedia believes consummation of the public offering of 15,525,000 shares of Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40.0 million. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization signifantly limited as a result of consummation of the Plan.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

8.   Leases

     Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, 43,453 and $40,936, for the years ended December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

     1999..........     $48,951
     2000..........      25,457
     2001..........      19,250
     2002..........      15,726
     2003..........      13,327
     Thereafter....      15,783
                      ---------
                      $ 138,494
                      =========


9.   Employee Benefit Plans

     MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998, respectively.


10.  Stock Option Plans

     MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.


11.   Commitments and Contingencies

     MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

     As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

     On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

     On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

     On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

     On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

     Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

     In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

     In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

     On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

     The plaintiffs in both the New Jersey Actions and California Actions are currently seeking to conduct discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to discovery in these proceedings.

     Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.


12.   Other Investments

     On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income
(loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On December 30, 1998
MobileMedia reached an agreement to sell it's interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.


13.   Impact of Year 2000 (unaudited)

General

     Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

   State of Readiness

     MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important. MobileMedia also expects to hire outside consultants to review MobileMedia's testing methodology and test results, to assess its contingency planning and to provide general oversight relating to Year 2000 compliance matters.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

     With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness.Additional testing took place the first quarter of 1999, which included testing of MobileMedia's financial and human resource software packages. While the results of this test are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has, or will, detect all compliance issues related to the Year 2000 problem.

     With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission critical vendors and is in the process of obtaining and reviewing the responses thereto. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors relating thereto.

   Estimated Year 2000 Compliance Costs

     MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to the Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50,000 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175,000 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500,000 on additional hardware, software and other items related to the Year 2000 compliance matters.

     In addition, MobileMedia estimates that it will incur approximately $200,000 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia has also upgraded its paging network hardware over the fiscal year 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

   Risks relating to Year 2000 Compliance Matters

     MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during calendar year 1999. Although MobileMedia has begun and is undertaking testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

                MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

   Contingency Planning

     MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The Task Force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning in respect of Year 2000 compliance during the second quarter of calendar year 1999.